DLA Piper LLP (US) 650 S Exeter Street Suite 1100 Baltimore, Maryland 21202

May 14, 2026

Nuveen Investment Funds, Inc.

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Global Infrastructure Fund – ETF Class (Registration No. 033-16905; Registration No. 811-05309)

Ladies and Gentlemen:

We serve as special Maryland counsel to Nuveen Investment Funds, Inc., a Maryland corporation (the “Company”), on behalf of its series Nuveen Global Infrastructure Fund (the “Fund”) and have been requested to render this opinion in connection with the registration of the exchange-traded funds share class (the “ETF Class”) of the Fund (the “Shares”). The Shares are being registered under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, pursuant to [a post-effective amendment No. 278 to] the Company’s Registration Statement on Form N-1A (File No. 033-16905; File No. 811-05309 (the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)  the prospectus in connection with the offer of the Shares and the Statement of Additional Information relating to the Shares, each in the forms to be filed with the Commission;

(b)  the charter of the Company, as in effect on the date hereof, represented by the Articles of Amendment and Restatement of the Company as filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on and effective as of March 6, 2026 (collectively, the “Charter”);

(c)  the Amended and Restated Bylaws of the Company, as in effect on the date hereof (in the form attached to the Assistant Secretary’s Certificate (as defined below)) (the “Bylaws”);

(d)  excerpts of resolutions of the Board of Directors of the Company (the “Board”) from meetings of the Board held on February 11-12, 2026 and April 29, 2026, relating to, among other things, the authorization and issuance of the Shares (in the form attached to the Assistant Secretary’s Certificate);

(e)  a certificate executed by an Assistant Secretary of the Company (the “Assistant Secretary’s Certificate”), dated as of the date hereof, as to certain factual matters; and

(f)  the certificate of status of the SDAT as to the existence and good standing of the Company in the State of Maryland dated as of a recent date (the “Good Standing Certificate”).

Nuveen Investment Funds, Inc.

May 14, 2026

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness and validity of all signatures (including all signatures via DocuSign, eSignature or similar technology), (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company, (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.

Based upon the assumptions, exceptions, qualifications and limitations set forth in this letter, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that the Shares are duly authorized, and when issued and delivered by the Company against receipt of consideration therefor all as described in the Registration Statement, will be validly issued, fully-paid and non-assessable.

The opinions expressed above are subject to the following assumptions, exceptions, qualifications and limitations:

(A)  We have made no investigation or verification of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland (excluding those of counties, cities, municipalities and other local subdivisions), which in the experience of our attorneys who are members of the bar in the State of Maryland in the exercise of customary professional diligence, are normally applicable to the Fund and to the Company and to the authorization and issuance of the Shares, but without our having made any special investigation concerning any other law, rule or regulation, in each case in effect on the date hereof (collectively, “Applicable Laws”). This opinion letter concerns only the effect of the laws (exclusive of the principles of conflict of laws) of Applicable Laws as currently in effect. As to matters of such Applicable Laws, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. The opinions expressed herein are subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(B)  We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction or as to federal or state tax laws or laws regarding fraudulent transfers, health care laws, broker licensing laws, real estate syndication laws, mortgage lending laws or principles of conflict of laws of the State of Maryland or any other jurisdiction.

(C)  We have assumed that, upon issuance of the Shares, the total number of Shares issued and outstanding will not exceed the total number of shares of the ETF Class of the Fund that the Company is then authorized to issue under the Charter; and that the Company will maintain its corporate existence and good standing under the laws of the State of Maryland in effect at all times after the date of this opinion.

(D)  The foregoing opinions are rendered as of the date hereof. We assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or that may hereafter occur.

Nuveen Investment Funds, Inc.

May 14, 2026

(E)  We express no opinion as to the issuance of any securities by any issuer other than the issuance of the Shares by the Company.

(F)  This opinion letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ DLA Piper LLP (US)